EXHIBIT 8.1

Boston  Brussels  Chicago  Düsseldorf  Houston  London  Los Angeles  Miami  Milan

Munich  New York  Orange County  Rome  San Diego  Silicon Valley  Washington, D.C.

Strategic alliance with MWE China Law Offices (Shanghai)

March 26, 2010

Tyco International Ltd.

c/o Tyco International Management Co.

9 Roszel Road

Princeton, New Jersey  08540

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Tyco International Ltd. (“Tyco International”), a corporation organized under the laws of Switzerland, in connection with the proposed merger (the “Merger”) of Brink’s Home Security Holdings, Inc. (“BHS Holdings”), a Virginia corporation, with and into Barricade Merger Sub, Inc. (“Merger Sub”), a Delaware corporation that is a direct wholly-owned subsidiary of Tyco International, pursuant to the Agreement and Plan of Merger (as amended by Amendment No. 1 thereto dated March 22, 2010, the “Merger Agreement”) by and among BHS Holdings, Tyco International, Merger Sub, and, solely for purposes of Sections 9.8, 9.9(c), and 9.10 of the Merger Agreement, ADT Security Services, Inc., a Delaware corporation, and described in Tyco International’s registration statement on Form S-4 (No. 333-164797) filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 9, 2010 (as amended through the date hereof, the “Registration Statement”), under the Securities Act of 1933 (the “Securities Act”).

In rendering this opinion, we have reviewed (i) the Registration Statement; (ii) the Merger Agreement; (iii) the representation letters of Tyco International, Merger Sub, and BHS Holdings (collectively, the “Representation Letters”) delivered to us for purposes of this opinion; and (iv) such other documents and corporate records as we have deemed necessary or appropriate.  In addition, we have assumed with Tyco International’s consent that (i) the Merger will be consummated as described in the Registration Statement, the Merger Agreement, and the Representation Letters; (ii) the representations and statements set forth in the Registration Statement, the Merger Agreement, and the Representation Letters are, and at all relevant times will be, true, correct, and complete in all material respects; (iii) any representation or statement set forth in the Registration Statement, the Merger Agreement, or the Representation Letters made “to the knowledge of” or similarly qualified is, and at all relevant times will be, true, correct, and complete without such qualification; (iv) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be, by the effective time of each relevant transaction) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and (v) no action has been, or will be, taken that is inconsistent with any representation or statement made in any of the Registration Statement, the Merger Agreement, or the Representation Letters.

Other than obtaining the representations and statements set forth in the Representation Letters, we have not independently verified any factual matters in connection with, or apart from, our preparation of this opinion.  Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification.  In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the facts, representations, or other information on which we have relied in rendering our opinion is incorrect.

Based on the foregoing, and subject to the assumptions, exceptions, limitations, and qualifications set forth herein, it is our opinion that, for U.S. federal income tax purposes, (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) Tyco International, Merger Sub, and BHS Holdings each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code; and (iii) the discussion under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement, insofar as it relates to U.S. federal income tax law, is accurate in all material respects.

This opinion expresses our views only as to the specific U.S. federal income tax consequences of the Merger set forth above, and no opinion is expressed as to any tax consequences under non-U.S., state, or local tax laws or under U.S. federal tax laws other than those pertaining to income taxes.  Our opinion is based on U.S. federal income tax laws in effect as of the date hereof.  It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts.  Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court.  Furthermore, the authorities on which we rely are subject to change, either prospectively or retroactively, and any such change, or any variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein.  Nevertheless, by rendering this opinion, we undertake no responsibility to advise Tyco International of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the use of our name in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Merger.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the SEC.

Very truly yours,

/s/ McDermott Will & Emery LLP